Exhibit 10.1

SECOND SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 2, 2016, among TerraForm Global Operating, LLC, a Delaware limited liability company (the “Issuer”), the Guarantors (as defined in the Indenture referred to below) party hereto and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of August 5, 2015, as supplemented by the first supplemental indenture, dated as of November 4, 2015 (as so supplemented, the “Indenture”), providing for the issuance of 9.75% Senior Notes due 2022 (the “Notes”);

WHEREAS, under Section 9.01 of the Indenture, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantees to, among other things, (i) cure any ambiguity, mistake, defect or inconsistency or (ii) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder;

WHEREAS, under Section 9.02 of the Indenture, subject to certain exceptions, the Issuer and the Trustee may amend or supplement the Indenture, the Notes and the Note Guarantees, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes;

WHEREAS, on or prior to the date hereof, the Holders of at least a majority in aggregate principal amount of the then outstanding Notes have consented to certain amendments to the Indenture, as set forth in Article I herein, pursuant to a consent solicitation as contemplated by the Consent Solicitation Statement and the related Letter of Consent, each dated August 26, 2016, of the Issuer;

WHEREAS, the Issuer, the Guarantors and the Trustee desire to execute and deliver this Supplemental Indenture and, in accordance with the requirements of the Indenture, the Issuer has delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee; and

WHEREAS, pursuant to Sections 9.01 and 9.02 of the Indenture, the Issuer, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I.          AMENDMENTS TO THE INDENTURE.

SECTION 1.1          The Table of Contents of the Indenture is hereby amended by changing the reference to “Section 4.18  Covenant Fall Away” to “Section 4.18 Intentionally omitted” and adding the following entries in proper numerical order:

“Section 4.19          Cancellation of Notes Held by Certain Persons
  Section 4.20          Limitation on Excess Settlement Amounts
  Section 4.21          Repayment of and Reborrowing under Credit Facility
  Section 4.22          Additional Advisor Disclosure”

SECTION 1.2          Section 1.01 of the Indenture is hereby amended to add the following definitions in proper alphabetical order:

“Advisor Disclosure Letter” means the letter agreement dated September 2, 2016 between the Parent, Willkie Farr & Gallagher LLP, and Evercore Group L.L.C. (or with replacement parties in accordance with such agreement).

“Chapter 11” means Title 11 of the U.S. Code.

“Equity Restricted Payment” means (i) Restricted Payments under clause (1) of Section 4.07(a) on account of Parent’s Equity Interests or to the direct or indirect holders of the Parent’s Equity Interests, (ii) Restricted Payments under clause (2) of Section 4.07(a) made to purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Parent or any direct or indirect parent entity of the Parent, or (iii) any other Restricted Payment to TerraForm for the purpose of declaring or paying any dividend or making any other payment or distribution on account of TerraForm’s Equity Interests or purchasing, redeeming or otherwise acquiring or retiring for value any Equity Interests of TerraForm.

“Excess Settlement Amount” means the amount of Net Settlement Payments paid in excess of $5 million in cash.

“Independent Board” means (a) at any time TerraForm is the sole managing member of the Parent, a Board of Directors of TerraForm a majority of which consists of Sponsor Independent Directors; provided that, for the avoidance of doubt, the Board of Directors of TerraForm as existing on September 2, 2016 shall be an “Independent Board” for purposes of this clause (a) and the members of the Corporate Governance and Conflicts Committee of TerraForm and the current Interim Chief Executive Officer of Terraform shall be a Sponsor Independent Director under the facts as of September 2, 2016; and (b) at any time TerraForm is not the sole managing member of the Parent, the Board of Directors of the Parent a majority of which consists of Sponsor Independent Directors.

“Junior Claim” means (a) a claim against the Issuer or any Guarantor that would be subordinated to the Issuer’s obligations under this Indenture and the Notes, or such Guarantor’s obligations under its Note Guarantee, under 11 U.S.C. Sec. 510 (or any successor statute) in a hypothetical Chapter 11 case where the Issuer or such Guarantor were a debtor, or (b) any claim against TerraForm (other than related to tax claims); provided, however, that a claim shall not be a Junior Claim hereunder to the extent that the Parent, the Issuer or a Restricted Subsidiary is directly or indirectly liable for such claim and the claim against the Parent, the Issuer or such Restricted Subsidiary is not a claim of the type set forth in clause (a) hereof.  For purpose of this definition, “claim” has the meaning set forth in 11 U.S.C. Sec. 101(5).

“M&A Transaction” means any transaction or series of related transactions (including, without limitation, any merger, business combination or consolidation) the result of which would be (a) a Change of Control, (b) consolidation or merger of TerraForm, the Parent or the Issuer into another Person (whether or not TerraForm, the Parent or the Issuer is the surviving person) or (c) a sale, assignment, transfer, conveyance, or other disposition of all or substantially all of the properties or assets of TerraForm or Terraform and its Subsidiaries taken as a whole, the Parent or the Parent and its Subsidiaries taken as a whole or the Issuer or the Issuer and its Subsidiaries taken as a whole, in one or more related transactions, to another Person.

“Net Settlement Payments” means aggregate cash payments by the Parent, the Issuer or any Restricted Subsidiary in connection with the settlement of any litigation claim (or any cash payment made by the Parent, the Issuer or a Restricted Subsidiary to an affiliate, including TerraForm, in consideration of the settlement of any litigation claim), excluding (A) payments in respect of professional fees and expenses, (B) payments reimbursed or any amount reasonably expected to be covered by insurance and (C) payments with respect to which reimbursement has actually been received from any party other than Terraform or any of its Subsidiaries.

“Pending” means, as to any transaction, that the transaction is the subject of a binding commitment or agreement as of September 2, 2016 (other than the Amended and Restated Equity Interest Purchase and Sale Agreement, dated as of December 1, 2015, between TerraForm Global, LLC and SunEdison Holdings Corporation) or was listed as a “Pending Acquisition” in the Registration Statement on Form S-1 of TerraForm dated July 31, 2015, and in each case has not been terminated or waived.

“Sponsor Disposition and Offer” means (a) a direct or indirect sale or other disposition of all or substantially all of the equity interests in TerraForm held by the Sponsor and its Subsidiaries (other than the TerraForm Parties) (including through an M&A Transaction or through the acquisition of the applicable Sponsor or Subsidiary entity or entities holdings such interests) (such sale, a “Sponsor Disposition”) with (b) (A) an offer made pursuant to section 4.15 or (B) an offer (or binding agreement to make an offer) by TerraForm (or one of its affiliates) or a third party to each Holder to repurchase all or any part (being not less than $2,000 or an integral multiple in excess of $1,000) of the Holder’s Notes, at a purchase price in cash at least equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Note repurchased on the date of purchase, on terms no less favorable to Holders than those contained in Section 4.15, except that notice of such offer may be delivered to each Holder (with a copy to the Trustee) within 90 days following the completion of such Sponsor Disposition.

“Sponsor Independent Director” means a person other than (a) an executive officer, employee or director of a Sponsor Related Party (other than an executive officer for the TerraForm Parties) or (b) any other individual having a relationship which, in the opinion of the Parent’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of the Parent; provided, however, “Sponsor Independent Director” shall not include (A) a director who is, or at any time during the past three years was, employed by a Sponsor Related Party (other than as an executive officer for the TerraForm Parties); (B) a director who accepted or who has a Family Member who accepted any compensation from the Sponsor Related Parties in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a Family Member who is an employee or executive officer of a Sponsor Related Party; (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; or (iv) compensation for service as an executive officer for the TerraForm Parties or as an employee primarily dedicated to performing services for the TerraForm Parties; (C) a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Sponsor Related Parties as an executive officer (other than as an executive officer for the TerraForm Parties or as an employee primarily dedicated to performing services for the TerraForm Parties); (D) a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization (other than the TerraForm Parties) to which a Sponsor Related Party made, or from which the Sponsor Related Party received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the Company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs.  For purposes of this definition, “Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

“Sponsor Related Parties” means the Sponsor or its Subsidiaries (other than the TerraForm Parties).

“TerraForm Parties” TerraForm or its Subsidiaries or TerraForm Power, Inc. or its Subsidiaries.

SECTION 1.3          The definition of “Cumulative CAFD” in the Indenture is hereby amended to change the reference to “2015” to “2016.”

SECTION 1.4          The definition of “Permitted Investment” in the Indenture is hereby amended to:

(a)          add at the end of clause (2)(ii) “provided in each case that until the occurrence of a Sponsor Disposition and Offer, such Investments must be existing or Pending as of September 2, 2016;”

(b)          add at the end of clause (6): “provided in each case that until the occurrence of a Sponsor Disposition and Offer, any such whole-plant acquisition must be existing or Pending as of September 2, 2016;”

(c)          add at the end of clause (12): “provided that until the occurrence of a Sponsor Disposition and Offer, any such Permitted Business Investments must be existing or Pending as of September 2, 2016;” and

(d)          amend clause (16) to read: “other Investments made since the Issue Date in any Person having an aggregate Fair Market Value at any time outstanding (measured, with respect to each Investment, on the date such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of (A) $18.75 million or (B) 0.5% of Consolidated Total Assets determined as of the date any Investment pursuant to this clause (B) is made; provided that, following the occurrence of a Sponsor Disposition and Offer, if any Investment pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary of the Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Parent after such date (in compliance with the terms of this Indenture), such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and not this clause (16) ; provided further that on the date of any Investment pursuant to this clause (16) there shall be an Independent Board.”

SECTION 1.5          Clause (33) of the definition of “Permitted Lien” in the Indenture is hereby amended to:

(a)          change the reference to “(i) $50.0 million or (ii) 1.5% of Consolidated Total Assets” to “(i) $12.5 million or (ii) 0.375% of Consolidated Total Assets” and

(b)          delete the period at the end of the clause and add at the end of the clause: “; provided that there is an Independent Board on the date of incurrence of such Lien or Indebtedness.”

SECTION 1.6          Section 4.01 of the Indenture is hereby amended to:

(a)          add the following after the phrase “in the manner provided in the Notes”:

“(and, with respect to the special interest referred to in the second paragraph of this Section 4.01, as provided in such second paragraph)”; and

(b)          add the following new paragraph at the end thereof:

“Beginning on September 6, 2016 through and including December 6, 2016, additional special interest will accrue on the Notes at a rate equal to 4.0% per annum (which such special interest shall cease to accrue after December 6, 2016), which shall be in addition to interest as provided in the Notes and payable in the same manner as such other interest payments on the Notes on the Interest Payment Date immediately following December 6, 2016.”

SECTION 1.7          Section 4.03(f) of the Indenture is hereby amended to reference Section 6.01(3) instead of Section 6.01(4).

SECTION 1.8          Sections 4.07(a)(i) and (ii) of the Indenture (i.e., the text beginning with “(i) if the Fixed Charge Coverage Ratio” through the end of Section 4.07(a)) are hereby amended and restated in their entirety to read as follows (including the addition of a new clause (iii)):

“(i) if the Fixed Charge Coverage Ratio for the applicable Test Period at the time of such Restricted Payment is greater than or equal to 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries since July 1, 2016 (excluding Restricted Payments permitted by clauses (2) through (13) of Section 4.07(b) or clause (ii) below), is less than the sum, without duplication, of:

(A) Cumulative CAFD, determined as of the date such Restricted Payment is made; provided that until the occurrence of a Sponsor Disposition and Offer, for each fiscal quarter that begins after June 30, 2016 and in which a Sponsor Disposition and Offer does not occur, Cumulative CAFD shall only be increased by the lesser of (x) 70% of CAFD otherwise calculated pursuant to the definition thereof for such fiscal quarter and (y) $15.0 million for the fiscal quarter ending September 30, 2016 and $21.0 million for any subsequent fiscal quarter; plus

(B) 100% of the aggregate net proceeds received by the Parent (including the Fair Market Value of the Capital Stock of a Permitted Business or long-term assets used or useful in a Permitted Business) since July 1, 2016 (x) as a contribution to its common equity capital or (y) in consideration of the sale or issuance of Equity Interests of the Parent (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock of the Parent or the Issuer or convertible or exchangeable debt securities of the Parent or the Issuer, in each case that have been converted into or exchanged for Equity Interests of the Parent or any direct or indirect parent of the Parent (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Parent); plus

(C) to the extent that any Restricted Investment that was made after July 1, 2016 is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received by the Parent or its Restricted Subsidiaries in cash and the Fair Market Value of property other than cash received; plus

(D) the net reduction in Restricted Investments after July 1, 2016 resulting from dividends, liquidating distributions, redemptions, repayments of loans or advances, or other transfers of assets in each case to the Parent or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries and Joint Ventures) or from redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, in the case of each of the foregoing items (B), (C) and (D) for purposes of this clause (i), to the extent such amounts have not been included in Cumulative CAFD for any period commencing on or after July 1, 2016 (items (B), (C) and (D) being referred to collectively as “Incremental Funds”); minus

(E) the aggregate amount of Incremental Funds expended since July 1, 2016 pursuant to this clause (i) or clause (iii) below; minus

(F) the aggregate amount of Excess Settlement Amounts paid after September 2, 2016 and designated to this Item (F) pursuant to Section 4.20(b);

provided that at the time of a Restricted Payment pursuant to this clause (i) there is an Independent Board or the Sponsor Independent Directors have unanimously voted in favor of such Restricted Payment; provided further, until the occurrence of a Sponsor Disposition and Offer, the reference to “1.75” in this clause (i) shall be replaced with “2.25”; or

(ii) if such Restricted Payment is not an Equity Restricted Payment and if the Fixed Charge Coverage Ratio for the applicable Test Period at the time of such Restricted Payment is greater than or equal to 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries since July 1, 2016 (excluding Restricted Payments permitted by clauses (2) through (13) of Section 4.07(b) or made under clauses (i) above or (iii) below), is less than:

(A)          $50 million; minus

(B)          the aggregate amount of Excess Settlement Amounts paid after September 2, 2016 and designated to this Item (B) pursuant to Section 4.20(b); provided that at the time of a Restricted Payment pursuant to this clause (ii) there is an Independent Board or the Sponsor Independent Directors have unanimously voted in favor of such Restricted Payment; provided further, until the occurrence of a Sponsor Disposition and Offer, the reference in this clause (ii) to “1.75” shall be replaced with “2.25”; or

(iii) if the Fixed Charge Coverage Ratio for the applicable Test Period at the time of such Restricted Payment is less than 1.75 to 1.00, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries during the quarter in which such Restricted Payment is made (excluding Restricted Payments permitted by clauses (2) through (13) of Section 4.07(b)) is less than the sum, without duplication, of:

(A) $25.0 million less the aggregate amount of all Restricted Payments made by the Parent and its Restricted Subsidiaries pursuant to this clause (iii)(A) during the period beginning on July 1, 2016 and ending on the last day of the fiscal quarter immediately preceding the quarter in which such Restricted Payment is made; plus

(B) Incremental Funds to the extent such amounts have not been expended on or after July 1, 2016 pursuant to this clause (iii) or clause (i) above (including any amounts that were included in Cumulative CAFD for any period commencing on or after July 1, 2016 and expended pursuant to clause (i) above);

provided that at the time of a Restricted Payment pursuant to this clause (iii) there is an Independent Board or the Sponsor Independent Directors have unanimously voted in favor of such Restricted Payment; provided further, until the occurrence of a Sponsor Disposition and Offer, the reference in this clause (iii) to “1.75” shall be replaced with “2.25.”

Notwithstanding any of the foregoing to the contrary, the amount of Incremental Funds will not be increased as a result of the Organizational Transactions.”

SECTION 1.9          Section 4.07(b)(14) of the Indenture is hereby amended to:

(a)          change the reference to “(i) $10 million or (ii) 0.25% of Consolidated Total Assets” to “(i) $2.5 million or (ii) 0.0625% of Consolidated Total Assets”; and

(b)          delete the period at the end of the clause and add: “; provided that on the date of any such additional Restricted Payments there is an Independent Board.”

SECTION 1.10          Section 4.09(a) of the Indenture is hereby amended to:

(a)          change the reference to “2.0” to “3.0”; and

(b)          delete the period at the end of the clause and add: “; provided that on the date of any such incurrence there is an Independent Board.”

SECTION 1.11          Section 4.09(b)(1) of the Indenture is hereby amended to:

(a)          change the reference to “the greatest of (A) $750.0 million, (B) 20.0% of Consolidated Total Assets, determined as of the date of each incurrence pursuant to this clause (1)(i)(B), and (C) 2.5x CFADS for the applicable Test Period, determined as of the date of each incurrence pursuant to this clause (1)(i)(C)” to “$350.0 million”; and

(b)          add at the end of the clause: “provided that on the date of any such incurrence there is an Independent Board;”

SECTION 1.12          Section 4.09(b)(15) of the Indenture is hereby amended to replace the clause in its entirety with “Intentionally omitted;”.

SECTION 1.13          Section 4.09(b)(20) of the Indenture is hereby amended to:

(a)          change the reference to “(i) $125.0 million or (ii) 3.0%” to “(i) $31.25 million or (ii) 0.75%”; and

(b)          add at the end of the clause: “provided that on the date of any such incurrence there is an Independent Board;”

SECTION 1.14          Section 4.09(b)(21) of the Indenture is hereby amended to replace the clause in its entirety with “Intentionally omitted;”.

SECTION 1.15          Section 4.11 of the Indenture is hereby amended to include at the end a new clause (c):

“(c) Notwithstanding the foregoing, the Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any material transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service) related to any Project with a Sponsor Related Party that is (a) not in the ordinary course of business or (b) not existing or Pending as of September 2, 2016, unless approved by the Corporate Governance and Conflicts Committee of TerraForm or Parent (or, if at any time TerraForm is not the sole managing member of the Parent, (x) the Corporate Governance and Conflicts Committee of Parent or (y) the Board of Directors of Parent (including a majority of the independent directors of such Board of Directors, to the extent applicable)).”

SECTION 1.16          Section 4.17 of the Indenture is hereby amended to delete the word “and” at the end of clause (1), replace the period at the end of clause (2) with “; and” and include at the end a new clause (3), as follows, immediately following clause (2):

“(3) such Subsidiary was not a Restricted Subsidiary as of September 2, 2016 and is not a Restricted Subsidiary to whom a Subsidiary that was a Restricted Subsidiary as of September 2, 2016 sold, assigned, transferred, conveyed or otherwise disposed all or substantially all of its property or assets.”

SECTION 1.17          Section 4.18 of the Indenture is hereby amended to replace the section in its entirety with “Intentionally omitted”.

SECTION 1.18          A new Section 4.19 Cancellation of Notes Held by Certain Persons is hereby added to the Indenture as follows:

“Section 4.19 Cancellation of Notes Held by Certain Persons

          Notes owned as of September 2, 2016, or acquired thereafter, by TerraForm, the Parent or any Restricted Subsidiary shall be delivered as soon as practicable (but in any event within 15 days of the completion of such acquisition) to the Trustee for cancellation.”

SECTION 1.19          A new Section 4.20 Limitation on Excess Settlement Amounts is hereby added to the Indenture as follows:

“Section 4.20 Limitation on Excess Settlement Amounts

Prior to the public announcement of a binding M&A Transaction or of a Sponsor Disposition that has been approved by the Board of Directors of TerraForm, which M&A Transaction or Sponsor Disposition includes an offer made pursuant to section 4.15 or an offer (or binding agreement to make an offer) by TerraForm (or one of its affiliates) or a third party to each Holder to repurchase all or any part (being not less than $2,000 or an integral multiple in excess of $1,000) of the Holder’s Notes, at a purchase price in cash at least equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased on the date of purchase, on terms no less favorable to Holders than those contained in Section 4.15, except that notice of such offer may be delivered to each Holder (with a copy to the Trustee) within 90 days following such the completion of such M&A Transaction or Sponsor Disposition, the Issuer and the Parent shall not, and shall cause each Restricted Subsidiary not to, settle or pay any settlement amount in respect of any litigation claim (or provide cash to an affiliate to be used by such affiliate to settle or pay any settlement amount in respect of any litigation claim) involving payment of Excess Settlement Amounts, unless:

(a)          the Board of Directors of TerraForm or the Corporate Governance and Conflicts Committee of TerraForm or the Parent, as applicable, has approved such settlement or other disposition and, in the case of a settlement on account of a Junior Claim, has reasonably determined that the payment of such Excess Settlement Amounts can be made in compliance with Section 4.20(b) hereof; and

(b)          at the time of payment of any Excess Settlement Amount for settlement of Junior Claims, (i) Issuer shall designate such Excess Settlement Amount to either item (F) of Section 4.07(a)(i), item (B) of Section 4.07(a)(ii) or a combination thereof and (i) Issuer shall not designate amounts thereto that, after giving effect thereto, would result in either the amount available for Restricted Payments under Section 4.07(a)(i) or the amount available for Restricted Payments under Section 4.07(a)(ii) to be less than zero.”

SECTION 1.20          A new Section 4.21 Repayment of and Reborrowing under Credit Facility is hereby added to the Indenture as follows:

“Section 4.21 Repayment of and Reborrowing under Credit Facility

(a)          As soon as practicable after September 2, 2016, but in any event not later than five (5) Business Days thereafter, the Issuer shall repay all outstanding Indebtedness borrowed under the Credit Agreement; provided that the Issuer may maintain outstanding letters of credit existing on September 2, 2016 to the extent that the total amount of such Letters of Credit does not exceed $1 million and may renew or extend (automatically or voluntarily) any such letter of credit.

(b)          After the date of such repayment, the Parent will not, and will not permit any Restricted Subsidiary, to borrower any Indebtedness (including, for the avoidance of doubt, any letters of credit other than the existing outstanding letters of credit or the extension or renewal of such letters of credit) under the Credit Agreement until the earlier to occur of (i) six months following the date on which the requirement of clause (a) of this Section 4.21 has been satisfied and (ii) the occurrence of a Sponsor Disposition and Offer.”

SECTION 1.21          A new Section 4.22 Additional Advisor Disclosure is hereby added to the Indenture as follows:

“Section 4.22 Additional Advisor Disclosure

The Issuer and the Parent shall comply in all material respects with the Advisor Disclosure Letter unless such letter has been terminated in accordance with its terms.”

SECTION 1.22          Section 6.01(3) of the Indenture is hereby amended to add “or 4.22” immediately after “Section 4.03”.

SECTION 1.23          Section 8.03 of the Indenture is hereby amended to change the reference to “Sections 3.09, 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16 and 4.17 and clause (4) of Section 5.01” to “Sections 3.09, 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.19, 4.20, 4.21 and 4.22 and clause (4) of Section 5.01”.

ARTICLE II.          MISCELLANEOUS.

SECTION 2.1.          CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

SECTION 2.2.          NO RECOURSE AGAINST OTHERS. No director, officer, employee, member, manager, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture as supplemented by this Supplemental Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

SECTION 2.3.          NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE AS SUPPLEMENTED BY THIS SUPPLEMENTAL INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY AND THEREBY.

SECTION 2.4.          COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.5.          EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 2.6.          THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.
SECTION 2.7.          RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed and the terms, conditions and provisions thereof, as supplemented and amended by this Supplemental Indenture, shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter shall be bound hereby.
SECTION 2.8.          EFFECTIVENESS. This Supplemental Indenture (including the amendments contained in Article I herein) shall be effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

TERRAFORM GLOBAL OPERATING, LLC
as Issuer

By:	TERRAFORM GLOBAL, LLC,
Its Sole Member and Sole Manager

By:	/s/ Yana Kravtsova
	Name:	Yana Kravtsova
	Title:	Senior Vice President, General Counsel and Secretary

TERRAFORM GLOBAL, LLC
as Parent Guarantor

By:	/s/ Yana Kravtsova
	Name:	Yana Kravtsova
	Title:	Senior Vice President, General Counsel and Secretary

EM HOLDINGS 18, LLC
as Guarantor

By:	TERRAFORM GLOBAL OPERATING, LLC,
its Sole Member and Sole Manager

By:	TERRAFORM GLOBAL, LLC,
its Sole Member and Sole Manager

By:	/s/ Yana Kravtsova
	Name:	Yana Kravtsova
	Title:	Senior Vice President, General Counsel and Secretary

TERRAFORM GLOBAL INTERNATIONAL HOLDINGS B.V.
as Guarantor

By:	/s/ S.I. Rep
	Name:	S.I. Rep
	Title:	Managing Director

SE EMERGING MARKETS SOLAR HOLDINGS PTE. LTD.
as Guarantor

By:	/s/ Sander Hubbers
	Name:	Sander Hubbers
	Title:	Director

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President